Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the BioAtla, Inc. 2020 Equity Incentive Plan and the BioAtla, Inc. Employee Stock Purchase Plan of our report dated October 5, 2020 (except for the last paragraph of Note 12, as to which the date is December 8, 2020) with respect to the consolidated financial statements of BioAtla, Inc. included in its Registration Statement, as amended (Form S-1 No. 333-250093), and the related Prospectus of BioAtla, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

December 18, 2020